For Immediate Release	Contact:	James E. Condon
Chief Financial Officer
Tekni-Plex, Inc.
908-722-4800

Coppell, Texas. – October 28, 2004 – Tekni-Plex, Inc. today announced that its President and Chief Operating Officer, Mr. Kenneth W. R. Baker, will leave Tekni-Plex effective October 31, 2004 in order to spend more time with his family. Mr. Baker’s contributions to Tekni-Plex over the last 10 years are immeasurable. We are grateful for the leadership, dedication and counsel he has given us, and we wish him the very best in the future.

Dr. F. Patrick Smith, Tekni-Plex’s Chairman and Chief Executive Officer will assume the title of President. Mr. Baker’s Direct Reports will continue to report to Dr. Smith.

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